Exhibit 99.1

Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com

Evolution Petroleum Posts Record Recurring Results for Fiscal 2013

Compared to Fiscal 2012:

•                  2013 Earnings per share climbed 36%

•                  Full year revenues increased 19%

•                  Delhi Proved Reserves volumes increased by 23%

Houston, TX, September 11, 2013 — Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the fiscal year (“FY13”) and quarter (“Q4-13”) ended June 30, 2013.

Highlights include:

•                  Earned $6.0 million, or $0.19 per diluted share, a 32% increase in total and a 36% increase in earnings per share for the year

•                  Increased annual revenues in FY13 by 19% to record $21.3 million

•                  Delhi sales volumes increased 33% for the year to 495 net barrels of oil (“BO”) per day (6,684 gross), while fourth quarter Delhi volumes declined 6% from the prior quarter to 532 net BO per day (7,188 gross)

•                  Q4-13 earnings declined sequentially to $0.9 million, or $0.03 per diluted share, on 10% lower revenues of $5.4 million

•                  Proved Reserves increased 2.4% overall to 13.8 million barrels of oil equivalent (“BOE”), with Delhi reserves increasing 23% to 13.5 million BOE, more than offsetting a reduction of 2.3 million BOE from the sale of noncore assets in other fields

•                  Successfully installed GARP® technology on two additional wells with substantial production gains in both wells

Delhi production continued to perform well during the year and into Q4-13, and its contribution to revenue more than offset the sale of our Giddings Field production. Fourth quarter Delhi production, however, was reduced by scheduled plant work, infill drilling and the previously disclosed June release of fluids and subsequent remediation work. The reduction in sales volumes at Delhi that is due to the ongoing remediation of the fluid release is expected to continue into the second quarter of fiscal 2014, which is the fourth calendar quarter of 2013, when CO2 injection is expected to be restored in the area of the Delhi Field affected by the fluids release. Oil production in the affected area is expected to return to pre-spill rates following renewal of CO2 injection. We anticipate that our 24% back-in working interest should begin contributing significantly to financial results by the third quarter of fiscal 2014, which is the first calendar quarter of 2014.

The GARP® business continued to move forward during the quarter with the installation of the technology in two wells, including one that had been previously abandoned. Both wells have responded positively as expected in re-establishing material commercial production, and we are moving forward in other commercialization efforts.

Subsequent to fiscal yearend, the operator plugged back one well in our Mississippian Lime project to perforate and hydraulically fracture high in the formation. Production testing is underway, but previous results that did not meet our expectations led us to reduce our interest in April.

Robert Herlin, President and CEO, stated “With these overall results, we are evaluating methods for rewarding our shareholders in ways that efficiently transfer the value that we have created. As part of that process, during fiscal 2013 we concentrated staff and capital on core assets and projects that offer substantial near term potential impact on share value and cash flow.”

Financial Results for the Quarter Ended June 30, 2013

Revenues for Q4-13 were $5.4 million, a 10% sequential decrease from Q3-13. Quarterly net income to common shareholders was $0.9 million, or $0.03 per share diluted, a 58% decrease from Q3-13’s $2.2 million, or $0.07 per share diluted. The decline in revenue is primarily due to a 5% decrease in Delhi volumes due to scheduled maintenance, infill drilling, remediation of the June fluids release and a 6% decline in Delhi oil price. Total quarterly sales volumes were 583 BOE per day, a 7% decrease that included the Delhi decline and reduced volumes in Giddings due to property divestments.

Lease operating expense during Q4-13 declined 14% from the previous quarter due to reduced workovers in Giddings and Lopez Fields and the sale of the remaining nonGARP® producing properties in the Giddings Field.

Earnings were further impacted by higher, generally nonrecurring general and administrative costs including significant legal expenses related to updating and renewing our shelf registration and ongoing litigation, and costs related to an engineering study commissioned to evaluate recovery of natural gas liquids at Delhi that led to recognition of substantial added proved, probable and possible reserves there. Also very significant was the recognition during the quarter of a much higher income tax rate resulting primarily from property divestments that effectively unwound statutory depletion that was applied in the prior three quarters.

Financial Results for the Year Ended June 30, 2013

For fiscal 2013, net income to common shareholders increased 32% to $6.0 million, or $0.19 per diluted share, compared to $4.5 million, or $0.14 per diluted share, in fiscal 2012. Revenues increased 19% to $21.3 million compared to fiscal 2012 due to a 9% increase in volumes to 621 BOE per day and a 9% increase in blended product price to $94 per BOE from $86 per BOE in fiscal 2012. The increase in volumes over 2012 was due primarily to a 33% increase in Delhi volumes, primarily offset by a 43% decrease in Giddings volumes due to normal production declines and the sale of all of our noncore, nonGARP® assets during the year.

For the full year, lease operating expense decreased 8% to $7.56 per BOE due primarily to the sale of Giddings producing wells. Depreciation and depletion expense increased 14% to $1.3 million, or $5.53 per BOE, due to higher volumes and elimination of projected future capital expenditures for proved drilling locations in divested Giddings properties, partly offset by higher projected future capital expenditures at Delhi associated with installation of an NGL recovery plant.   General and administrative costs increased 22% over fiscal 2012 to $7.5 million due primarily to higher legal costs, compensation expense, divestment transaction costs that are required to be charged to operating expense instead of being netted against sale proceeds and fees associated with the NGL engineering study.

Reserves as of June 30, 2013

As previously reported, our independent reservoir engineers assigned the following reserves as of June 30, 2013:

Reserves as of 6/30/2013 (1)

	Oil	NGL	Gas	Equiv	PV-10
	MBO	MBL	MMCF	MBOE	(MM)
Proved Developed	10,078	9	23	10,090	$382.1
Proved Undeveloped	2,705	971		3,676	76.8
Total Proved	12,783	980	23	13,766	$459.0	*

Probable Developed	3,561			3,561	75.2
Probable Undeveloped	4,394	1,035	13,407	7,663	59.8
Total Probable	7,955	1,035	13,407	11,224	$135.0

Possible Developed	2,671			2,671	22.8
Possible Undeveloped	730	193	566	1,017	9.7
Total Possible	3,401	193	566	3,688	$32.5

(1)         Numbers in tables may not sum due to rounding.

FY 2014 Capital Budget

The board of directors has approved a FY-14 capital budget of at least $18 million that includes $17 million for Delhi and $1 million to $3 million for additional GARP® installations.  The Delhi capital commitment is contingent upon the actual timing of our working interest reversion. Capital expenditures in our Mississippian Lime project are dependent on a successful test of the upper zone in one of our previously drilled wells.

Funding of FY-14 capital expenditures will be provided by working capital on hand as of June 30, 2013.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Thursday, September 12th at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-800-860-2442 (U.S.), 1-412-858-4600 (International) or 1-866-605-3582 (Canada).

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2013 include 13.8 MMBOE of proved, 11.2 MMBOE of probable reserves, 3.7 MMBOE of possible reserves, and no debt.  Assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field and producing wells and proved drilling locations in the Lopez Field in Texas.  Other assets include an interest in a joint venture in the Mississippian Lime play in Kay County, OK with probable reserves and a patented artificial lift technology designed to extend the life and ultimate recoveries of wells with oil or associated water production. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking state statements.

* PV-10 of proved reserves is a pre-tax non-GAAP measure reconciled to the after-tax Standardized Measure of Future Net Cash Flows below.  We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves.  We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities.  Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company.  PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below.  Probable reserves are not recognized by GAAP, and therefore the PV-10 of probable reserves cannot be reconciled to a GAAP measure.

The following table provides a reconciliation of PV-10 of each of our proved properties to the Standardized    Measure.

	For the Years Ended June 30
	2013	2012

Estimated future net revenues	$865,335,587	$858,510,526
10% annual discount for estimated timing of future cash flows	(406,373,713)	(412,995,901)
Estimated future net revenues discounted at 10% (PV-10)	458,961,874	445,514,625
Estimated future income tax expenses discounted at 10%	(151,741,175)	(161,917,132)
Standardized Measure	$307,220,699	$283,597,493

 - Financial Tables to Follow -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Crude oil	$5,354,565	$4,334,677	$20,686,401	$16,547,415
Natural gas liquids	19,933	120,442	253,167	620,187
Natural gas	25,251	126,827	410,352	794,436
Total revenues	5,399,749	4,581,946	21,349,920	17,962,038

Operating Costs
Lease operating expense	452,911	430,387	1,713,833	1,708,235
Production taxes	10,774	18,839	66,905	66,764
Depreciation, depletion and amortization	371,865	302,623	1,300,207	1,136,974
Accretion of discount on asset retirement obligations	16,222	20,793	72,312	77,505
General and administrative expenses *	2,196,431	1,689,195	7,495,309	6,143,286
Total operating costs	3,048,203	2,461,837	10,648,566	9,132,764

Income from operations	2,351,546	2,120,109	10,701,354	8,829,274

Other
Interest income	5,855	5,565	22,580	25,728
Interest (expense)	(16,445)	(16,373)	(65,745)	(21,950)

Income before income taxes	2,340,956	2,109,301	10,658,189	8,833,052

Income tax provision	1,228,368	1,014,144	4,029,761	3,700,922

Net Income	$1,112,588	$1,095,157	$6,628,428	$5,132,130

Dividends on Preferred Stock	168,576	168,576	674,302	630,391

Net income available to common shareholders	$944,012	$926,581	$5,954,126	$4,501,739

Basic	$0.03	$0.03	$0.21	$0.16

Diluted	$0.03	$0.03	$0.19	$0.14

Weighted average number of common shares

Basic	28,615,511	27,858,815	28,205,467	27,784,298

Diluted	32,141,288	31,766,049	31,975,131	31,609,929

*General and administrative expenses for the three months ended June 30, 2013 and 2012 included non-cash stock-based compensation expense of $391,943 and $349,961, respectively.  For the corresponding one-year periods, non-cash stock-based compensation expense was $1,531,745 and $1,475,995, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	June 30,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$24,928,585	$14,428,548
Certificates of deposit	250,000	250,000
Receivables
Oil and natural gas sales	1,632,853	1,343,347
Joint interest partner	49,063	96,151
Income taxes	281,970	92,885
Other	918	190
Deferred tax asset	26,133	325,235
Prepaid expenses and other current assets	266,554	233,433
Total current assets	27,436,076	16,769,789

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $4,112,704 and $6,042,094 at June 30, 2013 and 2012, respectively, were excluded from amortization	38,789,032	40,476,172
Other property and equipment	52,217	92,271
Total property and equipment	38,841,249	40,568,443

Advances to joint interest operating partner	26,059	1,366,921
Other assets	252,912	250,333

Total assets	$66,556,296	$58,955,486

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$642,018	$407,570
Due to joint interest partner	127,081	3,217,975
Accrued payroll	1,385,494	1,005,624
Royalties payable	91,427	294,013
State and federal taxes payable	233,548	91,967
Other current liabilities	153,182	71,768
Total current liabilities	2,632,750	5,088,917

Long term liabilities
Deferred income taxes	8,418,969	6,205,093
Asset retirement obligations	615,551	968,677
Deferred rent	52,865	70,011

Total liabilities	11,720,135	12,332,698

Commitments and contingencies (Note 14)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized: 8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at June 30, 2013 and 2012, respectively, with a total liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized; issued 29,410,858 shares at June 30, 2013 and 28,670,424 at June 30, 2012; outstanding 28,608,969 shares and 27,882,224 shares as of June 30, 2013 and 2012, respectively	29,410	28,670
Additional paid-in capital	31,813,239	29,416,914
Retained earnings	24,013,035	18,058,909
	55,856,001	47,504,810
Treasury stock, at cost, 801,889 shares and 788,200 shares as of June 30, 2013 and 2012, respectively	(1,019,840)	(882,022)

Total stockholders’ equity	54,836,161	46,622,788

Total liabilities and stockholders’ equity	$66,556,296	$58,955,486

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Year Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net income (loss) attributable to the Company	$6,628,428	$5,132,130
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,341,055	1,150,454
Stock-based compensation	1,531,745	1,475,995
Accretion of asset retirement obligations	72,312	77,505
Settlement of asset retirement obligations	(90,531)	(61,936)
Deferred income taxes	2,512,978	2,549,592
Deferred rent	(17,146)	(15,401)

Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(289,506)	216,057
Receivables from income taxes and other	(189,813)	(64,194)
Due to/from joint interest partners	(9,947)	139,705
Prepaid expenses and other current assets	(33,121)	(165,581)
Accounts payable and accrued expenses	538,057	379,873
Royalties payable	(202,586)	(448,638)
Income taxes payable	141,581	9,845
Net cash provided by operating activities	11,933,506	10,375,406

Cash Flows from Investing Activities
Proceeds from asset sales	3,479,976	799,610
Development of oil and natural gas properties	(4,163,080)	(3,291,921)
Acquisitions of oil and natural gas properties	(755,194)	(3,768,162)
Capital expenditures for other equipment	—	(61,176)
Advances to joint venture operating partner	—	(224,206)
Maturities of certificates of deposit	—	—
Other assets	(32,160)	(35,056)
Net cash used in investing activities	(1,470,458)	(6,580,911)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net	—	6,930,535
Proceeds from issuance of restricted stock	32	—
Proceeds from the exercise of stock options	70,719	—
Purchases of treasury stock	(137,818)	—
Preferred stock dividends paid	(674,302)	(630,391)
Deferred loan costs	(16,211)	(163,257)
Windfall tax benefit	794,569	249,728
Net cash provided by financing activities	36,989	6,386,615

Net increase in cash and cash equivalents	10,500,037	10,181,110

Cash and cash equivalents, beginning of period	14,428,548	4,247,438

Cash and cash equivalents, end of period	$24,928,585	$14,428,548

Our supplemental disclosures of cash flow information for the years ended June 30, 2013 and 2012 are as follows:

	Year Ended June 30,
	2013	2012

Income taxes paid	$699,874	$895,000

Income tax refunds and net operating loss carry-back received	$—	$—

Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	$157,675	$(196,396)
Change in due to joint venture partner used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	$(1,692,997)	$1,958,029

Oil and natural gas property costs attributable to the recognition of asset retirement obligations	$65,575	$93,522

Information on Oil and Natural Gas Operations

	Year Ended
	June 30			%
	2013	2012	Variance	change

Sales Volumes, net to the Company:

Delhi — crude oil Royalty (Bbl)	180,658	136,074	44,584	32.8%

Other properties
Crude oil (Bbl)	15,721	15,006	715	4.8%

NGLs (Bbl)	7,272	12,611	(5,339)	(42.3)%

Natural gas (Mcf)	139,006	266,787	(127,781)	(47.9)%
Crude oil, NGLs and natural gas (BOE)	226,819	208,156	18,663	9.0%

Revenue data:

Delhi — crude oil	$19,219,036	$15,143,770	$4,075,266	26.9%

Other properties
Crude oil	1,467,365	1,403,645	63,720	4.5%

NGLs	253,167	620,187	(367,020)	(59.2)%

Natural gas	410,352	794,436	(384,084)	(48.3)%
Total revenues	$21,349,920	$17,962,038	$3,387,882	18.9%

Average price:
Delhi — crude oil	$106.38	$111.29	$(4.91)	(4.4)%

Other properties
Crude oil (per Bbl)	$93.34	$93.54	$(0.20)	(0.2)%
NGLs (per Bbl)	34.81	49.18	(14.37)	(29.2)%
Natural gas (per Mcf)	2.95	2.98	(0.03)	(1.0)%
Crude oil, NGLs and natural gas (per BOE)	$94.13	$86.29	$7.84	9.1%
2013
Expenses (per BOE)
Lease operating expense	$7.56	$8.21	$(0.65)	(7.9)%
Production taxes	$0.29	$0.32	$(0.03)	(9.4)%
Depletion expense on oil and natural gas properties (a)	$5.53	$5.22	$0.31	6.0%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $44,998 and $49,954, for the years ended June 30, 2013 and 2012, respectively.

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